SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C. 20549



				  FORM 8-K

			       CURRENT REPORT

		      Pursuant to Section 13 or 15(d) of the
			 Securities Exchange Act of 1934



			  Date of Report: July 26, 1996
			(Date of earliest event reported)



			    COCA-COLA ENTERPRISES INC.
	    (Exact name of Registrant as specified in its charter)

   Delaware                      1-9300                       58-0503352
  (State of               (Commission File No.)             (IRS Employer
  incorporation)                                          Identification No.)


		  2500 Windy Ridge Parkway, Atlanta, Georgia 30339 (Address of principal executive offices, including zip code)



				 (770) 989-3000
		(Registrant's telephone number, including area code)











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	  Item 2.   Acquisition or Disposition of Assets.
	  -------   ------------------------------------
	  On July 26, 1996, Coca-Cola Enterprises Inc. (the "Company") completed the acquisition of bottling and canning operations in France and Belgium previously owned by The Coca-Cola Company, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") by and among The Coca-Cola Export Corporation, Varoise de Concentres S.A., Barlan Inc., Beverage Products Limited, Bottling Holdings (International) Inc. (the "Buyer"), The Coca-Cola Company and the Company.

	  The Buyer, a wholly owned subsidiary of the Company, purchased substantially all of the capital stock of Coca-Cola Beverages SA (French bottler) and all of the capital stock of Coca-Cola Production SA (Belgian canner) and S.A. Beverages Sales Holding NV (owner of the Belgian bottler). All sellers were affiliates of The Coca-Cola Company. The Company guaranteed the obligations of the Buyer under the Stock Purchase Agreement and The Coca-Cola Company guaranteed the obligations of the sellers under the Stock Purchase Agreement.

	  The total transaction value negotiated by the parties was approximately $915 million, including cash in the aggregate amount of approximately $686 million plus assumption of certain obligations of the acquired companies.

	  Financing for the transaction was derived from a combination of short-term bank borrowings and the issuance of commercial paper. The Company will evaluate refinancing such short-term bank borrowings and commercial paper on a long-term basis.

	  The Coca-Cola Company owns approximately 45% of the outstanding shares of the Company. M. Douglas Ivestor is Chairman of the Board of Directors of the Company, and President and a Director of The Coca-Cola Company. E. Neville Isdell is a Director of the Company and Senior Vice President and President of The Greater Europe Group of The Coca-Cola Company. Two other Directors of the Company are former executive officers of The Coca-Cola Company.

	  Additional information regarding this transaction and the acquired company is set forth in the Stock Purchase Agreement attached hereto as Exhibit 2.

Item 5.  Other Events.
- ------   ------------

Pending Acquisitions.

	  The following acquisitions are pending as of the date of this report; however, there can be no assurances that unanticipated events will not prevent any such acquisitions from

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being completed.  In addition, although no other material
acquisitions are pending currently, management of the Company will continue to review opportunities for further acquisitions.

	  On May 28, 1996, the Company announced the signing of letters of intent to acquire Coca-Cola Bottling Company West, Inc. and Grand Forks Coca-Cola Bottling Company (collectively "Coke West") for a transaction value of approximately $158 million. Coke West operates in franchise territories in portions of Montana, Wyoming, North Dakota, South Dakota, and Minnesota. This proposed transaction is expected to close during the third quarter of 1996.

	  On June 4, 1996, the Company announced the signing of letters of intent to purchase Coca-Cola & Schweppes Beverages Limited from Cadbury Schweppes plc and The Coca-Cola Company for a transaction value of approximately $1.9 billion. Coca-Cola & Schweppes Beverages Limited produces products of The Coca-Cola Company and Cadbury Schweppes plc for distribution in England, Scotland, Wales, and the Isle of Man. This proposed transaction is expected to close during the third quarter of 1996.

	  On July 17, 1996, the Company announced the signing of a letter of intent with the majority shareholder of Nora Beverages, Inc. to acquire the company for a total transaction value expected to be approximately $117 million. Nora Beverages, Inc. produces a high quality, pure Canadian spring water sold under the trade name NAYA.

	  Each of the acquisitions described above will be financed primarily through short-term bank borrowings and the issuance of commercial paper. The Company will evaluate refinancing such short-term borrowings and commercial paper on a long-term basis.


Item 7.  Financial Statements and Exhibits.

	  (a)  Financial Statements of Business Acquired:

	  It is impracticable to provide the required financial statements at this time. They will be filed as soon as they are available, but not later than 60 days after the date this report is due to be filed.

	  (b)  Pro Forma Financial Information:

	  It is impracticable to provide the required pro forma financial statements at this time. They will be filed as soon as they are available, but not later than 60 days after the date this report is due to be filed.


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	  (c)  Exhibits:  See the Exhibit Index on page 5 hereof.




















































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			    SIGNATURES


	  Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


				   COCA-COLA ENTERPRISES INC.
					   (Registrant)

					   LOWRY F. KLINE
				   By:___________________________
				   Name:   Lowry F. Kline
				   Title:  General Counsel

Date: August 12, 1996




































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		    COCA-COLA ENTERPRISES INC.

			  EXHIBIT INDEX


Exhibit No.                   Description              Page No.

    2          Stock Purchase Agreement by and           7
	       among The Coca-Cola Export
	       Corporation and Varoise de
	       Concentres S.A., Barlan Inc.,
	       Beverage Products Limited,
	       Bottling Holdings Inc., The
	       Coca-Cola Company, and the
	       Company dated as of July 26, 1996.

   28          Press Release dated July 26, 1996.        86




































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